English Translation of Chinese Language Document

 [English translations for reference only]
Exhibit 10.27

Investment Agreement of Guanke Guangdian Technology Park

This contract is entered into by and between Government of Jinjiang City (“Jinjiang Government”) and Guanke (Fujian) Electron Technological Industry Co Ltd (“Guanke”) on March 31, 2006 for the investment of Guanke Guangdian Technology Park.

The two parties agree on the terms and obligations stipulated as follows,

Guanke is to invest for the development of Guanke Guangdian Technology Park for the ten years starting from July 7, 2006.
Guanke agrees to invest at least US$50 million to develop Guanke Technology Park on the premises.
Guanke has the right to use a 418 mu (approximately 278,668 square meters) property, which consists of one parcel of 50 mu in Houjunkeng and another of 368 mu in Luoshan Houlin according to following terms:

(i)	The unit price for the land use right was RMB153,900 per mu subject to certain adjustment;
(ii)
Within ten years from March 31, 2006, Guanke shall not transfer, assign, lease or change the nature of the land use right from industrial use to any other purposes; however, Guanke has the right to incur mortgage upon the land;

(iii)
Guanke is eligible for all the preferential policies promulgated by the People’s Government of Jinjiang City during the term of this investment agreement. This agreement could be amended or supplemented by mutual consent of both parties.

This agreement is to be governed by the laws of the People’s  Republic of China.

By and between

Government of Jinjiang City, Fujian	Guanke (Fujian) Electron Technological Industry Co Ltd